Contact: Jim Radosevich
      Vice President, Corporate Finance & Investor Relations
Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Announces Intent to Combine
Executive Benefits, Banking and Insurance Company Practices

Barrington, IL, August 11, 2005 - Clark Consulting (NYSE: CLK), a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and financing solutions, today announced that it intends to combine its Executive Benefits Practice, Banking Practice and Insurance Company Practice into one unit that will serve those markets. The new practice will be led by Les Brockhurst, current President of Clark Consulting’s Executive Benefits Practice. Planning and initial steps are expected to take place immediately, with the combination to occur at year-end. The new unit will be reported as a single reporting segment in the Company’s financial statements starting in 2006.

“As we evaluated our go-to-market model, it became clear that substantial benefits could be realized by combining the practices from both a sales and operations standpoint”, stated Tom Wamberg, Chairman and CEO of Clark Consulting. “With a unified approach to these markets we will be able to leverage the expertise of our top producers across a wider customer base, and improve our level of client service by streamlining operations and sharing a broader set of best practices.”

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, financing and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,”“believe,”“estimate,”“expect,”“intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

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